            Imagination in Education

DRAFT #1 (FALKNER) – AUGUST 12, 2011 – 7:00 PM MDT

For Immediate Release

PCS EDVENTURES! CONTINUES TO STRENGTHEN AND STRATEGICALLY FOCUS EXECUTIVE MANAGEMENT TEAM

          BOISE, Idaho – August 15, 2011 -- PCS Edventures! (OTCBB: PCSV), which designs and delivers educational products and services to the K-16 market, today announced certain changes to its executive management team.

Effective August 15, 2011, Robert O. Grover has been elected to the Company’s Board of Directors and has been appointed President of PCS International.  Mr. Grover, who has been with PCS Edventures!.com since its inception, most recently served as the Company’s President, Chief Operating Officer and Chief Technology Officer.  In addition to his new role as President of PCS International, Mr. Grover will continue to serve as the Company’s Chief Technology Officer.

“As part of our goal to focus the energies of our executives towards those disciplines that are most closely aligned with their management strengths, the appointment of Robert Grover as President of PCS International will allow him to concentrate upon market opportunities around the world,” stated Valerie L. Grindle, Chief Executive Officer of PCS Edventures!.com, Inc. “Robert has spent a great deal of his time during the past year nurturing international relationships, a number of which we are hopeful will have the potential to develop into long-term strategic relationships with significant revenue potential.  Robert will also continue to serve as the Company’s Chief Technology Officer, which will allow him to focus his creative skills upon new product development and the extension of existing product lines.”

The Company also announced that Leann R. Gilberg will join its executive management team as Chief Financial Officer, effective September 6, 2011.

“I am delighted to welcome Leann Gilberg as our new CFO,” stated Valerie Grindle.  “Her eleven years of experience in public accounting, combined with her accounting and financial reporting responsibilities with Albertsons, Inc., have allowed Leann to develop the proficiencies that are of critical importance to publicly traded companies.  In addition, she has demonstrated the communications, management and financial skills necessary to pursue strategic growth objectives in a financially responsible manner.  Bringing Leann on board will also allow me to relinquish the CFO title and devote full time to my responsibilities as the Company’s Chief Executive Officer.”

Since March 2010, Ms. Gilberg has served as a Consultant with Resources Global Professionals, where she assisted clients, including PCS Edventures, in various aspects of accounting and financial reporting.  Her recent engagements have included working on periodic SEC filings, internal reporting, data integrity testing and accounting policy documentation.

As an Independent Accounting Consultant during the period May 2005 through March 2010, Ms. Gilberg served clients on an interim basis in a variety of accounting management positions, including Controller, Treasury Manager and Financial Reporting Manager.  Ms. Gilberg was Controller for an energy harvesting start-up company from June 2008 through the sale of the company’s assets in 2010.

From November 2003 through April 2005, Ms. Gilberg was employed by Albertsons, Inc., an operator of over 450 grocery stores headquartered in Boise, Idaho.  Her responsibilities included the preparation of periodic reports to be filed with the Securities and Exchange Commission, research and resolution of complex accounting and reporting issues, financial statement preparation and analysis, the preparation of communications for management and the Board of Directors, and compliance with requirements of the Sarbanes Oxley Act of 2002.

From September 1992 to November 2003, Ms. Gilberg worked with two of the leading firms in the public accounting industry – KPMG LLP and Arthur Andersen LLP.  She gained business and accounting experience by serving publicly-traded and privately-owned companies in such industries as forest products, retailing, oil and gas, manufacturing and agriculture, along with governmental entities and not-for-profit organizations.  Her experience in public accounting included testing and documentation of internal controls, assisting on an initial public offering (IPO), SEC filings, and work on comfort letters to underwriters.

Ms. Gilberg, a Certified Public Accountant, earned a Bachelors Degree in Business Administration (Accounting Emphasis) from the University of Montana.  She is a past member and chairperson of the University of Montana Accounting Advisory Board.

About PCS Edventures!

PCS Edventures!.com, Inc. (PCS) designs and delivers educational products and services to the K-16 market that develop contemporary skills for the 21st century, including critical thinking, problem solving, innovation, creativity, and communications. PCS programs emphasize hands-on experiences in Science, Technology, Engineering and Math (STEM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information is available on the Internet at http://www.edventures.com.

PCS Edventures is headquartered in Boise, Idaho, and its common stock is listed on the OTC Bulletin Board under the symbol “PCSV”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. Additional information respecting the factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended March 31, 2011 as filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement.

For additional information, please contact:

Valerie Grindle, Chief Executive Officer at (208) 343-3110 or via email at vgrindle@pcsedu.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (830) 693-4400 or via email at info@rjfalkner.com